Nightingale, Inc.

1661 Lakeview Circle

Ogden, UT 84403

Telephone:  801-399-3632

November 6, 2014

Todd N. McAllister, Ph.D.

Chief Executive Officer

Cytograft Tissue Engineering, Inc.

3 Hamilton Landing, Suite 220

Novato, CA  94949

Re:       Proposed Transactions

Dear Dr. McAllister:

Nightingale, Inc., a Delaware corporation (“Nightingale”), and Cytograft Tissue Engineering, Inc., a Delaware corporation (“CTE”), are contemplating a proposed transaction as described below (the “Transaction”).  To facilitate due diligence by Nightingale and CTE and the negotiation of a mutually acceptable definitive agreement for the Transaction, Nightingale and CTE agree to the terms set forth in this letter of intent (the “Letter of Intent”).

1.         Transaction.  If the Transaction is closed, Nightingale will acquire CTE pursuant to a reverse triangular merger (the “Merger”) in which a newly formed Delaware subsidiary of Nightingale (“Merger Sub”) will be merged with and into CTE, with CTE surviving as a wholly-owned subsidiary of Nightingale.  Accordingly, if the Merger is closed, Nightingale, the parent company, will own CTE as a wholly-owned subsidiary.  All outstanding shares of CTE will be converted into shares of Nightingale common stock pursuant to the Definitive Merger Agreement.  The Merger will be completed pursuant to a customary merger agreement (the “Definitive Merger Agreement”)drafted by counsel to Nightingale, which Merger Agreement shall contain, among other things:

            (a)        appropriate representations and warranties of (a) Nightingale and (b) CTE and the major shareholders of CTE (the “Major Shareholders”);

            (b)        agreed upon covenants of (a) Nightingale and (b) CTE and the Major Shareholder reflecting the provisions set forth herein;

            (c)        other customary provisions; and

            (d)        appropriate conditions of closing.

The negotiation and execution of the Definitive Merger Agreement shall occur as promptly as practicable following the execution of this Letter of Intent.  The closing of the Merger shall occur as promptly as is practicable after all of the conditions to closing are satisfied.

            2.         Capitalization of Nightingale.

                        (a)        Current Capitalization.  Nightingale has 175,000,000 shares of $0.001 par value common stock and 25,000,000 shares of $0.001 par value preferred stock authorized.  Nightingale effected a 1-for- 3 reverse stock split on June 5, 2014 and currently has approximately 1,000,000 shares of common stock issued and outstanding and no shares preferred stock issued and outstanding. In June 2014, Nightingale changed its domicile from the State of Utah to the State of Delaware

                        (b)        Outstanding Warrants and Options.  Nightingale has certain warrants and options outstanding which are as follows:

                        (i)         Nightingale’s Board of Directors, has granted Mark A. Scharmann warrants to purchase 1,000,000 shares of its common stock. These Warrants were granted effective May 15, 2014 and September 25, 2014 and were granted as compensation for Mr. Scharmann’s services in connection with (A) bringing Nightingale current in its Securities and Exchange Commission filings, (B) finalization of tax returns, and (C) coordination of various other business matters.  500,000 warrants were granted May 15, 2014, have an exercise price of $0.50 per share and expire May 15, 2019.  500,000 warrants were granted September 25, 2014, have an exercise price of $0.75 per share and expire September 25, 2017.  These warrants are not subject to commissions.

                         (ii)       Nightingale’s Board of Directors granted David Knudson an option to purchase 33,334 shares of its common stock at a price of $0.30 per share.  This Option was granted effective May 18, 1995.  These options expire December 31, 2017 and are not subject to commissions.

                        (iii)       Nightingale has Series A Common Stock Purchase Warrants issued and outstanding that entitles the holders to purchase approximately 966,667 shares of Nightingale Common Stock at a price of $0.75 per share.  These warrants expire 12/31/2015.  Sale of these warrants will be subject to a 10 percent cash commission and a 10 percent share commission to the broker-dealer.

                        (iv)       Nightingale has Series B Common Stock Purchase Warrants issued and outstanding that entitles the holders to purchase approximately 966,667 shares of Nightingale Common Stock at a price of $1.50 per share.  These warrants expire 12/31/2015.  Sale of these warrants will be subject to a 10 percent cash commission and a 10 percent share commission to the broker-dealer.

            3.         Promissory Note Offering.  From June 1, 2014 to October 1, 2014, Nightingale issued convertible promissory notes in the approximate aggregate amount of $3,000,000.  Such Notes are convertible into shares of Nightingale common stock at a price of $.69 per share.   Accordingly, if all $3,000,000 of  the Notes are converted into shares of Nightingale Common Stock, of which there can be no assurance, approximately 4,350,000 shares of Nightingale’s common stock may be issued in connection with such conversion.  Nightingale intends to compensate selected registered broker-dealers in connection with the conversion of these promissory notes into shares of Nightingale common stock.  Such compensation is expected to be up to (i) ten percent (10%) of the Notes converted, payable in cash ($300,000); and (ii) one share of Nightingale common stock for each ten shares issued to Note holders in the conversion (435,000 shares).

4.         Payment of Liabilities.  From June 1, 2014 to October 24, 2014, Nightingale paid approximately $217,000 on liabilities that were existing as of June 1, 2014.  This includes approximately $210,000 paid to affiliates of Nightingale.

5.         Conversion of Existing Debt.  As of October 24, 2014, Nightingale had approximately $950,000 in outstanding liabilities.  Nightingale anticipates that prior to the Merger, approximately $300,000 of outstanding liabilities will be converted into shares of Nightingale common stock at a conversion price of $0.69 per share.  Accordingly, Nightingale anticipates that a total of approximately 435,000 shares of Nightingale common stock will be issued in connection with such conversion.  The remaining debt shall be paid in cash by Nightingale.

6.         SEC Filings, Financial Statements and Tax Returns.  Nightingale is not current in its filings with the Securities and Exchange Commission (“SEC”) and its tax filings with IRS. Nightingale is working on its annual and quarterly financial statements which will enable it to file its SEC filings and tax returns.

7.         Offering.  Prior to the closing of the Merger, Nightingale intends to offer up to 2,898,551 shares of its common stock to accredited investors at a price of $0.69 per share, (total maximum gross sales proceeds of $2,000,000).  These shares will be offered through a Private Placement Memorandum offering by a registered broker-dealer which will be paid a commission of 10 percent of the gross offering proceeds and issued one share of common stock for each 10 shares sold in the offering.   If the total offering is sold, of which there can be no assurance, Nightingale anticipates the net offering proceeds will be approximately $1,700,000 and the total number of shares issued to the investors and the broker dealer will be approximately 3,188,406.  Expenses of the offering will be capped at $100,000 and accounting will be disclosed to Cytograft.

8.         Pro Forma Capitalization of Nightingale.  Nightingale anticipates that immediately prior to the Closing, it will have 12,375,074 shares outstanding on a fully-diluted basis:

                                                                                                                                                                        Maximum

            Current Shares of Common                            1,000,000

            Shares Issued in Debt Conversion                     435,000

            Shares Issuable Upon Note Conversion          4,350,000

            Broker Shares Note Conversion                         435,000

            Warrant and Option Shares                             2,966,668

            Shares issued in Private Equity Offering         3,188,406

            Total                                                             12,375,074

9.         Loans to CTE.   As of October 24, 2014 Nightingale has made loans in the amount of $580,000 to CTE.   If the Merger Closes, such loans shall extinguished as part of the Nightingale consolidated financial statements.  Nightingale will loan an additional $140,000 per month until deal close to offset expenses.

10.       Capitalization of CTE.   You have informed us that CTE has 35,000,000 shares of $0.001 par value common stock and 21,631,429 shares of $0.001 par value preferred stock authorized.   CTE has 7,786,936 shares of common stock issued and outstanding and the following Series of Preferred Stock issued and outstanding:

            (a)        4,212,963 shares of Series A Preferred Stock are outstanding which are convertible into 4,212,963 shares of CTE common stock;

            (b)        2,673,432 shares of Series B Preferred Stock are outstanding, which are convertible into 2,673,432 shares of CTE common stock;

            (c)        4,432,534 shares of Series C Preferred Stock are outstanding which are convertible into 4,432,534 shares of CTE common stock; and

            (d)        10,312,495 shares of our Series D Preferred Stock are outstanding which are convertible into 10,312,495 shares of CTE common stock.

            11.       Conversion of CTE Preferred Stock into CTE Common Stock.  As a condition to the Closing of the Merger, all shares of CTE Preferred Stock will be converted into shares of CTE Common Stock.  As a result of such conversion, there shall be approximately 29,500,000 shares of CTE common stock issued and outstanding immediately prior to the closing of the Merger.

12.       Outstanding CTE Warrants and Options.  CTE has certain options outstanding which are as follows:

            (a)        There are Stock Plan and Equity Incentive Plan options issued and outstanding, and pending issue, that entitle the holders to purchase 782,500 shares of CTE Common Stock at prices ranging from $0.06 to $0.69 per share.

            (b)        In October 2013 CTE entered into a convertible bridge loan in the amount of $500,000, with interest at 3% per annum.  This loan, including interest, is convertible into common shares of CTE calculated at a rate equivalent to that of the proposed Offering in Section 7, as adjusted by the Conversion Ratio, and conditioned on the closing of the Transaction.

            13.       Merger Consideration.  Pursuant to the Merger, all of the shares of CTE common stock outstanding on the closing date of the Merger (the “CTE Stock”)  and all CTE Warrants and Options shall be converted into the right to receive a total of 42,225,000 shares of Nightingale common stock, (the “Conversion Ratio”). The shares issued to the CTE shareholders in the Merger will not be registered with the Securities and Exchange Commission or any state securities agency and will be “restricted” securities as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

            14.       Post-Closing Capital on a Fully Diluted Basis.  Immediately following the Closing of the Merger it is anticipated that there will be approximately 54,600,074 shares of Nightingale issued and outstanding on a fully diluted basis allocated as follows:

Nightingale Related Parties      12,375,074[1]

Cytograft Related Parties         42,225,000[2]

Total                                        54,600,074

15.       Required Financial Statements of CTE.  CTE shall provide, at its own cost and expense, audited financial statements for its respective last two fiscal years, consisting of a balance sheet and a related statement of income for the periods then ended that fairly present the financial condition of each as of their respective dates and for the periods involved, along with all related other schedules as may be required of “reporting issuers” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such statements shall be prepared in accordance with generally accepted accounting principles consistently applied prior to the Merger, no later than 60 days following the execution of the Definitive Merger Agreement, together with similar reviewed quarterly financial statements for the quarterly period preceding the date of the Definitive Merger Agreement.

16.       Indemnification.  Nightingale will be entitled to indemnification with regard to breaches by CTE and/or the Major Shareholders of representations, warranties and covenants contained in the Definitive Merger Agreement.  The Major Shareholders will join CTE in making the representations, warranties and covenants of CTE.

            CTE will be entitled to indemnification with regard to breaches by Nightingale of representations, warranties and covenants contained in the Definitive Merger Agreement.  The representations, warranties, covenants and obligations to indemnify shall survive the closing of the Merger until the one year anniversary of the closing of the Merger.

17.       Due Diligence.  In order to complete their respective due diligence investigations of each other, Nightingale will provide to CTE, and CTE will provide to Nightingale,  and each to the other’s attorneys, accountants and other representatives, upon prior coordination with each other, reasonable access during normal business hours and, as necessary, during evenings and weekends, to all books, records, contracts, technology, executive and other mutually agreed personnel and other information of Nightingale and CTE from the date last set forth below until the first to occur of (i) the termination of this Letter of Intent, and (ii) the closing of the Merger.

18.       Public Disclosure.  Neither party will make any public disclosure of, or otherwise disclose to any person (other than its officers, employees, accountants, attorneys, advisors and agents whose duties require them to have access to such information or its current or bona fide prospective shareholders and investors, employees, investment bankers, lenders, and other advisors), the existence or terms of the Transactions or of this Letter of Intent, without the other party’s prior written consent, unless such disclosure is required by law (including securities laws and regulations) or the rules of any securities exchange.  The parties will consult with each other prior to making any public announcement regarding the Transactions.  Notwithstanding the foregoing, both parties acknowledge the intent to issue a joint public press release simultaneously with the execution of the Definitive Merger Agreement providing a summary of the Transactions and the anticipated closing date.

19.       No Shop.  CTE agrees that, from the date last set forth below until the first to occur of (i) the termination of this Letter of Intent and (ii) the execution of the Definitive Merger Agreement, CTE will not, and will not authorize or permit any officer or director of CTE or any other person on its behalf to, directly or indirectly, solicit, facilitate, encourage, entertain, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than Nightingale concerning a possible investment in, or an acquisition, merger or consolidation of CTE with or into any other entity, a disposition of all or any substantial portion of the business, assets or securities of CTE, or provide any confidential information to any party other than Nightingale concerning any such investment, acquisition, merger, consolidation or disposition (a “CTE Third Party Transaction”).  CTE will promptly notify Nightingale in writing of any such offer, the principal terms of the same and the identity of the party making the same, unless CTE’s sole response to such offer is to refuse to discuss the offer with such party.  In the event that CTE breaches any of its undertakings provided for in this Section 19 and CTE enters into a definitive agreement or agreement in principle with any third party in respect of which it breached such undertaking within six months after the termination by CTE of this Letter of Intent, then CTE shall cause Nightingale to be paid, by CTE or another party or parties to the CTE Third Party Transaction, the amount of $200,000 in cash upon the closing of such CTE Third Party Transaction.

20.       Conduct of Business Pending Closing.  After the Letter of Intent becomes effective and until consummation or termination of the Definitive Merger Agreement, the Parties will conduct business only in the ordinary course and none of its assets shall be sold or disposed of except in the ordinary course of business or with the written consent of the other parties.

21.       Conditions Precedent.  The closing of the Merger will be subject to the following conditions, which are waivable by CTE and Nightingale in their sole discretion:

(a)          Approval of the Transaction by the Nightingale Board of Directors;

(b)         Approval of the Transaction by the CTE Board of Directors and shareholders;

(c)          Nightingale’s filing of all required SEC filings for its annual and quarterly reports;

(d)         Compliance with applicable securities laws in connection with the proposed issuance of shares of capital stock of Nightingale in the Merger, including the preparation of the required audited and other financial statements of CTE related to Form 8-K and any other applicable securities filings in conjunction with the Merger;

(e)          Receipt of all necessary governmental and third party consents;

(f)          All required tax returns of Nightingale and CTE are filed with appropriate tax authorities;

(g)                 CTE shall have delivered to Nightingale financial and all other information required to be included in the post-Merger Form 8-K;

(h)               The Merger can be completed as a non-public offering without registration with federal or state securities regulators;

(i)                 Dissenter’s rights are not exercised by the holders of more than five percent (5%) of the holders of CTE’s outstanding voting stock;

(j)                 All outstanding rights to acquire the capital stock of CTE shall have been exercised in full or terminated, and there shall be no outstanding rights to acquire any shares of the capital stock of CTE, including, without limitation, through payment of the exercise price, conversion of any convertible securities, or repayment of indebtedness;

(k)         No material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of CTE or Nightingale;

                        (l)         Results of a due diligence review of CTE satisfactory to Nightingale in Nightingale’s sole discretion, and results of a due diligence review of Nightingale satisfactory to CTE in CTE’s sole discretion, which due diligence reviews have not yet been conducted;

                        (m)       Each of the Parties to the definitive agreement shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the definitive agreement, and all applicable legal requirements shall have been satisfied;

            (n)        The closing shall occur not later than February 28, 2015;

                        (o)        Neither party shall be the subject of any pending litigation, asserted claims or disputes; and

                        (p)        Other customary conditions to closing.

            22.       Rule 144 Reporting.  With a view to making available to the post-merger stockholders the benefit of certain rules and regulations of the SEC which may permit the sale of Nightingale Common Stock to the public without registration, from and after the Closing Date, the parties agrees to: (1) make and keep public information available, as those terms are understood and defined in Rule 144; and (2) file with the SEC, in a timely manner, all reports and other documents required of  under the Exchange Act.

            23.       Registration.

                        (a)        “Registrable Securities”   means the Post-Closing Common Shares, the shares of Common Stock issuable upon exercise of the outstanding Options and Warrants.

                        (b)        “Registration Statement”  means a registration statement of the Company filed under the 1933 Act.

                        (c)        Mandatory Registration.  As soon as practicable following the Closing of the Merger, the management of Nightingale shall prepare and file with the SEC a Registration Statement or Registration Statements (as is necessary) on Form S-1 covering the resale of all of the Registrable Securities. The initial Registration Statement prepared pursuant hereto shall register for resale at least 20% of the Post-Closing Common Shares, subject to adjustment as the management of Nightingale deems appropriate.

                        (d)        Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase or decrease in the number of Registrable Securities included therein shall be allocated pro rata among the holders of the Post-Closing Common Shares based on the number of Registrable Securities held by each at the time the Registration Statement covering such Registrable Securities is declared effective by the SEC. In the event that Post-Closing Common Shares shareholder sells or otherwise transfers any of such Person’s Registrable Securities, each transferee shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor.

            24.       Expenses.  CTE shall bear its audit, legal and other expenses related to the Transactions.  Nightingale shall bear Nightingale’s audit, legal and other expenses related to the Transactions.

            25.       Authority; Governing Law; Counterparts.  Each of CTE and Nightingale represents and acknowledges that it has the power and authority to enter into this Letter of Intent.  This Letter of Intent shall be governed by and construed exclusively under the laws of the State of Utah.  This Letter of Intent may be executed in counterparts.

            26.       Termination and Non-Binding Nature.

                        (a)        Termination.   The parties may terminate this Letter of Intent at any time upon mutual written agreement.  Either Nightingale or CTE may terminate this Letter of Intent by written notice to the other party if the parties have not entered into the Definitive Merger Agreement within sixty (60) days after the date last set forth below.

                        (b)        Survival.  Except for Expenses (Section 24), Authority; Governing Law; Counterparts (Section 25) and Termination and Non-Binding Nature (this Section 26), which shall survive the termination of this Letter of Intent, all other provisions of this Letter of Intent shall terminate upon the termination of this Letter of Intent.

                        (c)        Non-Binding Nature.  Except for Public Disclosure (Section 18), No Shop (Section 19), Expenses (Section 24), Authority, Governing Law, Counterparts (Section 25) and Termination and Non-Binding Nature (this Section 26), the parties hereto understand and agree that this Letter of Intent sets forth only the parties’ current understanding of proposals which may be set out in a binding fashion in the Definitive Merger Agreement to be executed at a later date.  Except as provided in the previous sentence, this Letter of Intent does not create and is not intended to create a binding and enforceable contract between the parties or a duty on the part of either party to negotiate in good faith toward any binding agreement, and may not be relied upon by either party as the basis for a contract by estoppel or otherwise, but rather evidences a non-binding expression of good faith understanding to endeavor, without obligation, to negotiate mutually agreeable Definitive Agreements.

            (d)        Forum. Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any Utah state or federal court locating in the Salt Lake City, Utah.  Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Utah, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section by US mail; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Acceptance

Please indicate your acceptance of the terms of this Letter of Intent by signing below and returning by email an executed copy of this Letter of Intent no later than 5:00 p.m. (Pacific Time) on November 7, 2014 to markscharm@comcast.net.  Unless so executed and returned by such date, this Letter of Intent shall be null and void.

SIGNATURE PAGE

NIGHTINGALE, INC.

a Delaware corporation

By: /s/ Mark A. Scharmann

       Mark A. Scharmann, Vice President

Dated: November 6, 2014

The foregoing letter is agreed to and accepted effective as of the date set forth below.

 CYTOGRAFT TISSUE ENGINEERING, INC.

By: /s/ Todd N. McAllister

Name:  Todd N. McAllister, Ph.D.

             Chief Executive Officer

Dated: November 6th, 2014

[1]  See Section 8 above.

[2]  See Sections 10, 11 and 12 above.  This includes all shares issuable upon the exercise of all outstanding and pending warrants, options, and other convertibles of CTE.